THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN EXEMPTION THEREFROM. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO APPLICABLE STATE SECURITIES LAWS.


                                  PROCEPT, INC.

                                                                         No. A-1
                             Senior Convertible Note

$130,000.00                                                   New York, New York
                                                              June 30, 1997

                  Procept, Inc., a Delaware corporation, (the "Company"), for value received, hereby promises to pay to The Aries Fund, a Cayman Island Trust (the "Holder"), or registered assigns, the principal sum of one hundred thirty thousand dollars ($130,000.00), with interest from the date of original issuance of this Senior Convertible Note on the unpaid principal balance at a rate equal to twelve percent (12%) per annum, on the earlier of (a) September 30, 1997, (b) five (5) business days following the completion of any equity offering or series of equity offerings with gross proceeds to the Company in excess of $1,000,000 (the "Maturity Date"), and (c) the failure of the Company to obtain the Required Shareholder Approval (as defined in the Purchase Agreement). Payment shall be made at such place as designated by the Holder upon surrender of this Senior Convertible Note, and shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. This Senior Convertible Note is one of a duly authorized issue of Procept, Inc. 12% Senior Convertible Notes in an aggregate principal amount of $200,000.00, subject to increase pursuant to Sections 7.27 and 8.6 of the Purchase Agreement (as defined below) (individually a "Note" and collectively the "Notes") issued pursuant to a Securities Purchase Agreement dated June 30, 1997 (the "Purchase Agreement") between the Company and the Holders of the Notes (the "Noteholders"). The Notes shall be senior to all other indebtedness of the Company ("Other Indebtedness") and all Other Indebtedness shall be subordinated to the Notes.

SECTION 1. Prepayment.

                  This Note (including interest accrued on the principal hereof) may be prepaid by the Company, at any time without penalty or premium provided that the Company shall provide the holders of the Notes with at least 30 days prior written notice of prepayment, and prior to such prepayment, the holders of the Notes shall have the opportunity to exercise their optional conversion rights pursuant to Section 2 hereof.

SECTION 2. Optional Conversion.

                  (a) Right of Conversion. (i) Immediately or, (ii) if the rules of any securities exchange or automated quotation system on which the Company's common stock, par value $.01 per share, (the "Common Stock") is traded or quoted, or any other law or regulation, require the approval of the shareholders of the Company to permit convertibility of the Notes, then (x) upon the receipt of such approvals but (y) in no event later than September 30, 1997, the Notes shall be convertible, in whole or in part, at the option (the "Optional Conversion Right") of the holders thereof and upon notice to the Company as set forth in paragraph 2(b) below, into either, at the election of the holder (A) shares of Series A Preferred Stock of the Company (the "Preferred Stock") or (B) Common Stock of the Company . In the event that the holders elect to receive Common Stock, the number of shares shall be equal to the Conversion Amount divided by the then current Conversion Price (as defined below). The Conversion Amount shall be the Liquidation Amount (as defined below), or in the case of a partial conversion, such lesser amount as designated by the converting holder. The Liquidation Amount shall mean the aggregate principal value of the Notes held by such Holder plus any accrued and unpaid interest. The Conversion Price shall initially be $.46875, subject to adjustment as provided below, representing an initial conversion rate (subject to adjustment) of 21,333 shares of Common Stock per $10,000 of Conversion Amount.

                  In the event that the holders elect to receive Preferred Stock, then the number of shares of Preferred Stock to be received by the holders shall be the Liquidation Amount divided by the then current Preferred Conversion Price (as defined below). The Preferred Stock Conversion Price shall initially be $100.00, subject to adjustment as provided below, representing a Preferred Stock initial conversion rate (subject to adjustment) of 100 shares of Preferred Stock per $10,000 of Conversion Amount. In the event that the holders elect to receive Preferred Stock in connection with any conversion hereunder rather than Common Stock, any reference to the to the terms "Common Stock" or the "Conversion Price", shall be read to mean the " Preferred Stock" and the "Preferred Conversion Price", with all the provisions applicable to the "Common Stock" and the "Conversion Price" being applied to the terms "Preferred Stock" and the "Preferred Stock Conversion Price", respectively, on a proportional basis .

                  The Conversion Price is subject to adjustment, upon the Series B Final Closing Date (as defined in the Letter of Intent between the Corporation and Paramount Capital, Inc., dated June 30, 1997 (the "Letter of Intent")), if the conversion price of the preferred stock (the "Series B Preferred Stock") sold in the Series B Offering (as defined in the Letter of Intent), or the price per share of any Common Stock sold in such Series B Offering, or the exercise price of any warrants sold in such Series B Offering is less than the Conversion Price. In such event, the Conversion Price shall be reduced to equal the lesser of any such conversion price, purchase price or exercise price of any securities sold in such Series B Offering as in effect on any of the respective closing dates of such Series B Offering. In the event that there is no Series B Final Closing Date, or the above referenced Series B Offering is not commenced or is otherwise terminated, if the price per share of Common Stock (or the effective price, conversion price or exercise price per share of Common Stock, as the case may be, of a security convertible into or exchangeable for Common Stock) offered to investors in the next offering or series of related offerings of equity securities of the Corporation (or any securities convertible into or exercisable for equity securities) following the date hereof which yields gross proceeds to the Corporation in excess of $2,000,000 in the aggregate (a "Qualified Offering") shall be less than the Conversion Price then in effect, the Conversion Price shall be reduced to equal the lowest such offering price (or effective price, conversion price or exercise price, as the case may be) per share of Common Stock to investors in such Qualified Offering.

                  The Conversion Price is subject to adjustment, upon any Approval Issuance (as defined in the Purchase Agreement). In the event of any such Approval Issuance, the Conversion Price shall be adjusted to equal the Dilution Value (as defined in the Purchase Agreement) immediately following such Approval Issuance.

                  (b) Conversion Procedures. Any holder of Notes desiring to convert such Notes into Common Stock shall surrender the Notes at the offices of the Company, which Notes shall be accompanied by irrevocable written notice to the Company that the holder elects so to convert such Notes and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued. The Company will make a notation of the date that a notice of conversion is received, which date shall be deemed to be the date of receipt for purposes hereof.

                  The Company shall deliver to the holder converting the Notes, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the Notes and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Notes shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Company shall not be required to convert any Notes while the stock transfer books of the Company are closed for any purpose, but the surrender of Notes for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

                  All notices of conversion shall be irrevocable; provided, however, that if the Company has sent notice of an event pursuant to paragraph 2(e) hereof, a holder of Notes may, at its election, provide in its notice of conversion that the conversion of its Notes shall be contingent upon the occurrence of the record date or effectiveness of such event (as specified by such holder), provided that such notice of conversion is received by the Company prior to such record date or effective date, as the case may be.

                  (c)      Protection From Dilution.

                    (i) Except as otherwise provided herein, in the event the Company shall, at any time or from time to time after the date hereof, (A) sell or issue any shares of Common Stock for a consideration per share less than either (I) the Conversion Price in effect on the date of such sale or issuance or (II) the Market Price (as defined in the Purchase Agreement) of the Common Stock as of the date of the sale or issuance, (B) issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or (C) subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such sale, issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter upon each further Change of Shares, the Conversion Price in effect immediately prior to such Change of Shares shall be changed to a price (rounded to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the sale or issuance of such additional shares or such subdivision or combination and the number of shares of Common Stock which the aggregate consideration received (determined as provided in Subparagraph 2(c)(v)(E)) for the issuance of such additional shares would purchase at the greater of (x) the Conversion Price in effect on the date of such issuance, and (y) the Market Price of the Common Stock as of such date, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the sale or issuance of such additional shares or such subdivision or combination. Such adjustment shall be made successively whenever such an issuance is made.

                    (ii) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another entity (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock other than the number thereof), or in case of any sale or conveyance to another entity of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Holder shall be entitled to receive, upon conversion of this Note, the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Subsection 2(c). The Company shall not effect any such consolidation, merger or sale unless prior to, or simultaneously with, the consummation thereof the successor (if other than the Company) resulting from such consolidation or merger or the entity purchasing assets or other appropriate entity shall assume, by written instrument executed and delivered to the Company, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive and the other obligations under this Note. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

                    (iii) If, at any time or from time to time, the Company shall issue or distribute to the holders of shares of Common Stock evidence of its indebtedness, any other securities of the Company or any cash, property or other assets (any such event being herein called a "Special Dividend"), then in each case the Holder shall be entitled to a proportionate share of any such Special Dividend as though it were the holder of the number of shares of Common Stock of the Company into which this Note is convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such Special Dividend.

                    (iv) After each adjustment of the Conversion Price pursuant to this Subsection 2(c), the Company will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (A) the Conversion Price as so adjusted, (B) the conversion rate corresponding to such Conversion Price and (C) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate in the Note Register (as defined below) and send such certificate by ordinary first class mail to each registered holder of Notes at his or her last address as it shall appear in the Note Register. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an authorized officer of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The Transfer Agent may rely on the information in the certificate as true and correct and has no duty or obligation independently to verify the amounts or calculations set forth therein.

                    (v) For purposes of Subsection 2(c)(i) hereof, the following provisions (A) to (E) shall also be applicable:

                           (A) No adjustment of the Conversion Price shall be
                    made unless such adjustment would require an increase or decrease of at least $.01 in such price; provided that any adjustments which by reason of this Subparagraph (A) are not required to be made shall be carried forward and shall be made at the time of, and together with, the next subsequent adjustment which, together with adjustments so carried forward, shall require an increase or decrease of at least $.01 in the Conversion Price then in effect hereunder.

                           (B) In case of (I) the sale or other issuance by the
                    Company (including as a component of a unit) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock (such securities convertible, exercisable or exchangeable into Common Stock being herein called "Convertible Securities"), or (II) the issuance by the Company, without the receipt by the Company of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the consideration per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, payable to the Company upon the exercise of such rights, warrants or options, plus the consideration received by the Company for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than either the Conversion Price or the Market Price of the Common Stock as of the date of the issuance or sale of such rights, warrants or options, then such total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be "Common Stock" for purposes of Subsection 2(c)(i) and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subsection 2(c)(i).

                           (C) In case of the sale by the Company of any
                    Convertible Securities, whether or not the right of conversion or exchange thereunder is immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount of consideration received by the Company for the sale of such Convertible Securities, plus the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities) is less than either the Conversion Price or the Market Price of the Common Stock as of the date of the sale of such Convertible Securities, then such total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities (as of the date of the sale of such Convertible Securities) shall be deemed to be "Common Stock" for purposes of Subsection 2(c)(i) and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subsection 2(c)(i).

                           (D) In case the Company shall modify the rights of
                    conversion, exchange or exercise of any of the securities referred to in (B) and (C) above or any other securities of the Company convertible, exchangeable or exercisable for shares of Common Stock, for any reason other than an event that would require adjustment to prevent dilution pursuant to the terms of any such convertible, exchangeable or exercisable instrument, so that the consideration per share received by the Company after such modification is less than either the Conversion Price or the Market Price as of the date prior to such modification, then such securities, to the extent not theretofore exercised, converted or exchanged, shall be deemed to have expired or terminated immediately prior to the date of such modification and the Company shall be deemed for purposes of calculating any adjustments pursuant to this Subsection 2(c) to have issued such new securities upon such new terms on the date of modification. Such adjustment shall become effective as of the date upon which such modification shall take effect. On the expiration or cancellation of any such right, warrant or option or the termination or cancellation of any such right to convert or exchange any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be readjusted to such Conversion Price as would have obtained
                    (a) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (b) had adjustments been made on the basis of the Conversion Price as adjusted under clause (a) of this sentence for all transactions (which would have affected such adjusted Conversion Price) made after the issuance or sale of such rights, warrants, options or Convertible Securities.

                           (E) In case of the sale of any shares of Common
                    Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Company therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Company or any underwriting discounts or commissions or concessions paid or allowed by the Company in connection therewith. In the event that any securities shall be issued in connection with any other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated among the securities, then each of such securities shall be deemed to have been issued for such consideration as the Board of Directors of the Company determines in good faith; provided, however that if the holders of in excess of ten percent (10%) of the then outstanding principal amount of Notes disagree with such determination, the Company shall retain, at its own expense, an independent investment banking firm for the purpose of rendering an appraisal.

                    (vi) Notwithstanding any other provision hereof, no adjustment to the Conversion Price will be made:

                           (A) upon the exercise of (i) any of the options
                    outstanding on the date hereof under the Company's existing stock option plans, or (ii) any warrants outstanding on the date hereof listed on schedule 5.3 to the Purchase Agreement, copies of which have been provided to the Holder prior to the date hereof; or

                           (B) upon the issuance or exercise of options or stock
                    which may hereafter be granted, purchased or sold with the approval of the Board of Directors, or exercised, under any employee benefit plan or the 1993 Employee Stock Purchase Plan of the Company to officers, directors, consultants or employees, but only with respect to such options as are exercisable at, and shares which are purchased and/or sold at, prices no lower than the Closing Bid Price (as defined in the Purchase Agreement) (or, if the Closing Bid Price cannot be determined, the Fair Market Value (as defined in the Purchase Agreement)) of the Common Stock as of the date of grant thereof; or

                           (C) upon issuance or exercise of the Placement
                    Warrants, or the Advisory Warrants, (as defined in the Letter of Intent) (collectively, the "Paramount Warrants"), upon the issuance of any Common Stock pursuant to the Purchase Agreement (including any Article IX Issuances (as defined therein)), upon the exercise of the Class A and Class B Warrants (as defined in the Letter of Intent) or upon the issuance, conversion or exercise of the Series B Preferred Stock or Common Stock (including any common stock issuable pursuant to contractual rights analogous to the
                    Article IX Issuances) or the Class C Warrants to be issued
                    (i) on or prior to the Series B Final Closing Date (as defined in the Letter of Intent) or (ii) pursuant to the exercise of the Paramount Warrants, or upon the issuance, conversion or exercise of any Series A or Series B Preferred Stock or Class A, Class B or Class C Warrants approved in writing by the Placement Agent, or upon the issuance of any other equity securities of the Company to the extent that such issuance causes an adjustment to the Conversion Price pursuant to the second paragraph of Subsection 2(a); or

                           (D) upon the issuance or sale of Common Stock or
                    Convertible Securities pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options were outstanding on the date of the original issuance of the Notes or were thereafter issued or sold, provided that an adjustment was either made or not required to be made in accordance with Subsection 2(c)(i) in connection with the issuance or sale of such securities or any modification of the terms thereof; or

                           (E) upon the issuance or sale of Common Stock upon
                    conversion or exchange of any Convertible Securities, provided that any adjustments required to be made upon the issuance or sale of such Convertible Securities or any modification of the terms thereof were so made, and whether or not such Convertible Securities were outstanding on the date of the original issuance of the Notes or were thereafter issued or sold.

Subparagraph 2(c)(v)(D) shall nevertheless apply to any modification of the rights of conversion, exchange or exercise of any of the securities referred to in Subparagraphs (A), (B), (D) and (E), or to the extent effected with respect to fewer than all of such securities, Subparagraph (C) of this Subsection 2(c)(vi).

                    (vii) As used in this Subsection 2(c), the term "Common Stock" shall mean and include the Company's Common Stock authorized on the date of the original issue of the Notes and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Company; provided, however, that the shares issuable upon conversion of the Notes shall include only shares of such class designated in the Certificate of Incorporation as Common Stock on the date of the original issue of the Notes or (i), in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Subsection 2(c)(ii) hereof, the stock, securities or property provided for in such section or (ii), in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon conversion of the Notes as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.

                    (viii) Any determination as to whether an adjustment in the Conversion Price in effect hereunder is required pursuant to Subsection 2(a) or 2(c), or as to the amount of any such adjustment, if required, shall be binding upon the holders of the Notes and the Company if made in good faith by the Board of Directors of the Company.

                  (d) Reservation of Shares; Transfer Taxes; Etc. The Company shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, including, without limitation upon any Default Conversion, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all Notes from time to time outstanding. The Company shall use its best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding Notes.

                  The Company shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Notes. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the Notes so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid. The Company covenants that all shares of Common Stock issuable upon exercise of the Optional and Default Conversion Rights shall be validly issued, fully paid and nonassessable.

                  (e)      Prior Notice of Certain Events.  In case:

                    (i) the Company shall declare any dividend (or any other distribution); or

                    (ii) the Company shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

                    (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value); or

                    (iv) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                    (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to the holders of Notes, at their last addresses as they shall appear upon the books of the Company, at least 20 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up or other liquidation event is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up or other liquidation event and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

                  (f) Other Changes in Conversion Rate. The Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the Conversion Rate is so increased, the Company shall mail to holders of record of Notes a notice of the increase at least 15 days before the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period it will be in effect.

                  The Company may make such increases in the Conversion Rate, in addition to those required or allowed by this paragraph 4, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

SECTION 3.  Default Conversion.

                  (a) If this Note and all accrued interest shall not have been paid in full on or before the Maturity Date or upon the occurrence of an Event of Default (as defined in Section 7 hereof), the Holder shall have the right (the "Default Conversion Right"), in addition to any other available remedies set forth in Section 8 hereof or at law or in equity, to convert ten percent (10%) of the principal amount of the Notes (the "Default Conversion Amount") into a number of shares of Common Stock of the Company ("Default Conversion Share Amount") which, when added to the Voting Securities (as defined below) then owned by the Noteholders, equals fifty-one percent (51%) of the outstanding shares of Common Stock of the Company for a purchase price of $.01 per share (the "Default Conversion Price"). For purposes of this Section 3, Voting Securities shall mean the Alternate Offering Common Stock and/or Series A Preferred Stock (both as defined in the Purchase Agreement)). Upon conversion, the Company shall pay all accrued and unpaid interest on the Default Conversion Amount.

                  (b) To exercise the Default Conversion Right, the Holder, on or before the twentieth day after the Maturity Date, but before payment in full of the then outstanding principal and interest under this Note, shall deliver to the Company, at its office at as set forth in Section 11, or at such other place as is designated in writing by the Company, a notice (the "Conversion Notice") stating that the Holder is exercising the Default Conversion Right, the Default Conversion Amount and the name or names in which the Holder wishes the certificates for shares of Common Stock to be issued.

                  (c) To the extent permitted by applicable law, upon exercise of the Default Conversion Right, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise (the "Conversion Shares"), notwithstanding that the transfer books of the Company shall then be closed or certificates representing such Conversion Shares shall not then have been actually delivered to the Holder. As soon as practicable and in any event within five (5) days after exercise of the Default Conversion Right, the Company shall issue and deliver to the Holder a certificate or certificates evidencing the Conversion Shares registered in the name of the Holder or its designee, provided that the Company may require the holder, by notice given to the Holder promptly after receipt of the Conversion Notice, as a condition to the delivery of such certificate or certificates, to present this Note to the Company for the placement hereon of a legend indicating that the Default Conversion Right has been exercised to the extent of the Default Conversion Amount, and this Note (unless thereby paid in full) shall be immediately returned to the Holder.

                  (d) The issuance of any shares or other securities upon the exercise of the Default Conversion Right, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (e) The Holder shall not have, solely on account of such status as a Holder of this Note, any rights of a stockholder of the Company, either at law or in equity, or any notice of meetings of stockholders or of any other proceedings of the Company except as provided in this Note.

SECTION 4. Fractional Shares.

                  The Company shall not be required to issue fractions of shares of Common Stock or other capital stock of the Company upon the exercise of the Optional and Default Conversion Right. If any fraction of a share would be issuable on any exercise of the Optional or Default Conversion Right (or specified portions thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the closing price for the Common Stock on the trading date immediately preceding the date of exercise of such Option or Default Conversion Right.

SECTION 5. Affirmative Covenants of the Company.

                  The Company covenants and agrees that until the payment in full of this Note, the Company shall:

                  (a) Existence; Business. (i) Preserve, renew and keep in full force and effect its legal existence and (ii) obtain, preserve, renew, extend and keep in full force and effect the licenses, permits, authorizations, patents, trademarks and trade names material to its business.

                  (b) Use of Proceeds. Use the proceeds of the Notes of this issue solely as set forth in Section 7.6 of the Purchase Agreement.

                  (c) Reports. Furnish to the Holder, at the time furnished to the Company's stockholders, reports furnished generally to the Company's stockholders, and copies of Current Reports on Form 8-K.

                  (d) Notice of Events of Default. Furnish to the Holder prompt written notice of any Event of Default, specifying the nature and extent thereof and corrective action, if any, proposed to be taken with respect thereto.

                  (e) Authorization of Stock Issuable Upon Conversion. Authorize and reserve a sufficient number of its shares for exercise of the Optional and Default Conversion Rights.

SECTION 6. Negative Covenants of the Company.

                  The Company covenants and agrees with the Holder that until the payment in full of this Note, the Company shall not:

                  (a) Indebtedness. Without the prior written consent of the Holders, incur, create, assume, nor suffer to exist any indebtedness including but not limited to any indebtedness to current executive officers, employees, directors or principal stockholders of the Company, but excluding (i) accounts payable incurred in the ordinary course and paid in accordance with roman numeral (iv) of paragraph 14 of the Letter of Intent dated June 30, 1997 and
(ii) indebtedness existing on the date hereof reflected in the Company's March 31, 1997 Financial Statement.

                  (b) Liens. Create, incur, assume or permit to exist any lien on any property or assets (including stock or other securities of any person) now owned or hereafter acquired by the Company, except (i) liens for taxes not yet due or which are being contested by appropriate proceedings; (ii) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like liens arising in the ordinary course of business and securing obligations that are not due or which are being contested; or (iii) liens of attachments, judgments or awards against the Company (X) which could not reasonably be expected to have an adverse material effect on the Company or (Y) with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate proceedings, or (iv) purchase money liens, equipment leases and financings incurred in the ordinary course of business.

                  (c) Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent (including intellectual property), lease or license such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

                  (d) Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or a substantial part of its assets (whether now owned or hereafter acquired) or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or a substantial part of the assets of any other person.

                  (e) Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose, except as permitted by Section 7.14 of the Purchase Agreement.

                  (f) No Impairment. By amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against impairment.

SECTION 7.  Events of Default Defined.

                  The following shall each constitute an "Event of Default" hereunder:

                  (a) the failure of the Company to make any payment of principal of, or interest on, this Note when due and payable;

                  (b) the failure of the Company to observe or perform any covenant in this Note or in the Purchase Agreement, and such failure shall have continued unremedied for a period of five (5) days;

                  (c)      if the Company shall:

                           (1) admit in writing its inability to pay its debts generally as they become due,

                           (2) file a petition in bankruptcy or a petition to take advantage of any insolvency act,

                           (3) make an assignment for the benefit of its creditors,

                           (4) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property,

                           (5) on a petition in bankruptcy filed against, be adjudicated a bankrupt, or

                           (6)      file a petition or answer seeking
                                    reorganization or arrangement under the
                                    federal bankruptcy laws or any other
                                    applicable law or statute of the United
                                    States of America or any state thereof;

                  (d) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of the Company, a receiver of the Company or of the whole or any substantial part of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty
(30) days from the date of entry thereof;

                  (e) if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or the whole or any substantial part of its property and such custody or control shall not be terminated or stayed within thirty (30) days from the date of assumption of such custody or control;

                  (f) the liquidation, dissolution or winding up of the Company;

                  (g) the failure to comply with any section of the Purchase Agreement; or

                  (h) a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered by one or more courts, administrative or arbitral tribunals or other bodies having jurisdiction against the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company shall not, within such 30-day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

SECTION 8. Remedies upon Event of Default.

                  (i) Upon the occurrence of an Event of Default, (i) the entire principal amount of, and all accrued and unpaid interest on, this Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company and (ii) additional interest shall begin to accrue, and shall be considered immediately due and payable, on the unpaid principal amount of this Note at the rate of eighteen percent (18%) per annum and shall continue to accrue until the initial interest and additional interest is paid. In addition, the Holder may take any action available to it under the Purchase Agreement or at law or in equity or by statute or otherwise.

                  (j) No remedy herein conferred upon the Holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

SECTION 9. Note Register.

                  (a) The Company shall keep at its principal executive office a register (herein sometimes referred to as the "Note Register"), in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), the Company shall provide for registration and transfer of this Note.

                  (b) Whenever this Note shall be surrendered at the principal executive office of the Company for transfer or exchange, accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the Holder hereof or his attorney duly authorized in writing, the Company shall execute and deliver in exchange therefor a new Note or Notes, as may be requested by such Holder, in the same aggregate unpaid principal amount and payable on the same date as the principal amount of the Note or Notes so surrendered; each such new Note shall be dated as of the date to which interest has been paid on the unpaid principal amount of the Note or Notes so surrendered and shall be in such principal amount and registered in such name or names as such Holder may designate in writing.

                  (c) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note (in case of mutilation) the Company will make and deliver in lieu of this Note a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of this Note in lieu of which such new Note is made and delivered.


SECTION 10. Registration Under Securities Act of 1933.

                  The Holder of this Note shall have registration rights as provided in Section 8 of the Purchase Agreement, with respect to the shares of Common Stock issuable upon conversion of the Notes pursuant to the Optional and Default Conversion Right. If the Holder is not a party to the Purchase Agreement, by acceptance of this Note, the Holder agrees to comply with provisions of Section 8 of the Purchase Agreement to the same extent as if it were a party thereto.


SECTION 11. Miscellaneous.

                    (a) Amendments and Waivers. The holders of sixty-six and two-thirds percent (66 2/3%) or more in principal amount of outstanding Notes of this issue may waive or otherwise consent to the amendment of any of the provisions hereof, provided that no such waiver or amendment may reduce the principal amount of or interest on any of the Notes of this issue or change the stated maturity of the principal or reduce the percentage of holders of Notes of this issue necessary to waive or amend the provisions of this Note, without the consent of each holder of any Note affected thereby.

                    (b) Restrictions on Transferability. In addition to the restrictions set forth in Section 6(a) of this Note, the securities represented by this Note have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction. Without such registration, such securities may not be sold, pledged, hypothecated or otherwise transferred, except pursuant to exemptions from the Securities Act of 1933, and the securities laws of any state or other jurisdiction. Notwithstanding the above, the holder of this Note has been provided the registration rights contained in Section 8 of the Purchase Agreement with respect to the shares of the Company's Common Stock which may be acquired upon exercise of the Optional and Default Conversion Right.

                    (c) Forbearance from Suit. No holder of Notes of this issue shall institute any suit or proceeding for the enforcement of the payment of principal or interest unless the holders of at least fifty-one percent (51%) in principal amount of all of the outstanding Notes of this issue join in such suit or proceeding.

                  (d) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding the body of law relating to conflict of laws. Notwithstanding anything to the contrary contained herein, in no event may the effective rate of interest collected or received by the Holder exceed that which may be charged, collected or received by the Holder under applicable law.

                  (e) Interpretation. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

                  (f) Successors and Assigns. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

                  (g) Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Company or to the Holder thereof at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

        If to the Holder:    At the address shown on Schedule A attached hereto.

        with a copy to:      Paramount Capital Asset Management, Inc.
                             787 Seventh Avenue
                             New York, NY 10019
                             Attn: David R. Walner

        If to the Company:   Procept, Inc.
                             840 Memorial Drive
                             Cambridge, MA
                             Attention: Stanley C. Erck

        with a copy to:      Paramount Capital Asset Management, Inc.
                             787 Seventh Avenue
                             New York, NY 10019
                             Attn: Michael S. Weiss

                  (h) Saturdays, Sundays, Holidays. If any date that may at any time be specified in this Note as a date for the making of any payment of principal or interest under this Note shall fall on Saturday, Sunday or on a day which in New York shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

                  (i) Purchase Agreement. This Note is subject to the terms contained in the Purchase Agreement and the Operative Documents (as defined in Purchase Agreement) dated the date hereof between the Company and certain purchasers of the Notes and the holder of this Note is entitled to the benefits of such Purchase Agreement and the Operative Documents and may, in addition to any rights hereunder, enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

         IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by the duly authorized representative of the Company.


ATTEST:                               PROCEPT, INC.



/s/ Lynnette Fallon                     By:  /s/ Stanley C. Erck
-----------------------                    -----------------------------
                                           Name:  Stanley C. Erck
                                           Its:   President